Exhibit 33.6

[EverBank Logo]

ASSESSMENT OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

EverBank, a federal savings association, (Company) provides this assessment of compliance with the following applicable servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform: EverBank defines the Platform as single family residential loans serviced on the Company’s MSP system. MSP is a fully integrated system that provides EverBank the ability to automate all areas of loan servicing.

Applicable Servicing Criteria: EverBank will utilize the servicing criteria set forth in Item 1122 (d) of Regulation AB, excluding the criteria set forth in the following items:

•	Item 1122 (d)(1)(iii) — Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained

•	Item 1122 (d)(3)(i)(C) — Are filed with the Commission as required by its rules and regulations

•	Item 1122(d)(4)(xv) — Any external enhancement or other support, identified in Item 1114(a)(1) — through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements

The criteria set forth in Items 1122 (d)(1)(iii), (d)(3)(i)(C) and Item 1122(d)(4)(xv) are not applicable to the activities performed by EverBank with respect to single family residential loans serviced on the Company’s MSP system.

Period: January 1, 2013 to December 31, 2013

Third parties classified as vendors:

EverBank has engaged vendors to perform the activities required by the following servicing criteria:

•	Item 1122 (d)(2)(i) — Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements

•	Item 1122(d)(4)(xi) — Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

The Company has determined that none of the vendors is a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company elects to take responsibility for assessing compliance with the portion of the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). The Company has policies and procedures in place to provide reasonable assurance that each vendor’s activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.

With respect to the Platform and the Period, the Company provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

•	The Company is responsible for assessing its compliance with the Applicable Servicing Criteria

•	The Company has assessed compliance with the Applicable Servicing Criteria, including servicing criteria for which compliance is determined based on Interpretation 17.06 as described above, as of and for the Period. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

•	Other than as identified on Schedule A hereto, as of and for the Period, the Company was in material compliance with the Applicable Servicing Criteria. Any material instances of noncompliance by a vendor of which the Company is aware and any material deficiency in the Company’s policies and procedures to monitor vendors’ compliance that the Company has identified is specified on Schedule A hereto.

Deloitte and Touche, LLP, a registered public accounting firm, has issued an attestation report with respect to the Company’s foregoing assessment of compliance as of and for the Period.

EVERBANK, A FEDERAL SAVINGS ASSOCIATION

/s/ Mike Koster

By: Mike Koster

Executive Vice President

Dated: February 28, 2014

/s/ Steve Fischer

By: Steve Fischer

Chief Financial Officer

Dated: February 28, 2014

Schedule A

Material Instances of Noncompliance by the Company

NONE

Material Instances of Noncompliance by any Vendor

NONE

Material Deficiencies in Company’s Policies and Procedures to Monitor Vendors Compliance

NONE